Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of shares for the Facet Biotech Corporation 2008 Equity Incentive Plan and the Facet Biotech Corporation 2008 Employee Stock Purchase Plan of our report dated August 11, 2008, with respect to the combined financial statements of Facet Biotech Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in its Registration Statement on Form 10 (No. 001-34154), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

January 14, 2009